                              SCHRODER SERIES TRUST
                          SHAREHOLDER SERVICE AGREEMENT

     AGREEMENT made this ___ day of ____, 199_, between Schroder Fund Advisors Inc. ("Schroder Advisors"), as administrator for Schroder Series Trust, with its principal place of business at 787 Seventh Avenue, New York, New York 10019 and ____________, (the "Service Organization").

     WHEREAS, Schroder Advisors acts as administrator and distributor for Schroder Series Trust (the "Trust"), a Massachusetts business trust registered under the Investment Company Act of 1940, as amended (the "Act") as an open-end management investment company, which may issue its shares of common stock in separate series (the "Funds"); and

     WHEREAS, the Trust has adopted a Shareholder Service Plan with respect to the Advisor Shares of each Fund of the Trust (the "Service Plan") that authorizes Schroder Advisors to pay fees to qualified financial institutions for maintaining and providing services to shareholder accounts of each Fund; and

     WHEREAS, Schroder Advisors desires that the Service Organization perform certain service activities on behalf of Schroder Advisors and the Trust with respect to the Funds and the Service Organization is willing to perform those services on the terms and conditions set forth in this Agreement;

     NOW THEREFORE, in consideration of the mutual promises contained herein and other valuable consideration, the undersigned parties agree as follows:

     SECTION 1. SERVICE ACTIVITIES

     In connection with providing services and maintaining shareholder accounts of each Fund listed on Appendix A hereto with respect to its various customers, the Service Organization may provide services including: (a) establishing and maintaining accounts and records relating to clients of the Service Organization; (b) answering shareholder inquiries regarding the manner in which purchases, exchanges and redemptions of shares of the Trust may be effected and other matters pertaining to the Trust's services; (c) providing necessary personnel and facilities to establish and maintain shareholder accounts and records; (d) assisting shareholders in arranging for processing purchase, exchange and redemption transactions; (e) arranging for the wiring of funds; (f) guaranteeing shareholder signatures in connection with redemption orders and transfers and changes in shareholder-designated accounts; (g) integrating periodic statements with other shareholder transactions; and (h) providing such other related services as the shareholder may request. The Service Organization shall not be obligated to perform any specific service for its clients. The Service Organization's appointment shall be nonexclusive and Schroder Advisors may enter into similar agreements with other persons.

     SECTION 2. COMPENSATION

     (a) As compensation for the Service Organization's service activities with respect to each Fund, Schroder Advisors shall pay the Service Organization fees in the amounts listed on Appendix B to this Agreement (the "Payments"); provided, however, that in no event will Schroder Advisors be required to make any payments for service activities in an amount greater than that which Schroder Advisors is paid by the respective Fund of the Trust for such services.

     (b) The Payments shall be accrued daily and paid monthly or at such other interval as Schroder Advisors and the Service Organization shall agree.

     (c) On behalf of each Fund, the Service Organization may spend such amounts and incur such expenses as it deems appropriate or necessary on any service activities. Such expenses may include compensation to employees and expenses, including overhead and telephone and other communication expenses, of the Service Organization. The Service Organization shall be solely liable for any expenses it incurs.

     SECTION 3. REPRESENTATIONS OF SERVICE ORGANIZATION

     The Service Organization represents that:

     (a) the compensation payable to it under this Agreement in connection with the investment in any Fund of the assets of its customers (i) will be disclosed by the Service Organization to its customers, (ii) will be authorized by its customers, and (iii) will not result in an excessive fee to the Service Organization;

     (b) if it is a member of the National Association of Securities Dealers, Inc. ("NASD"), it shall abide by the Rules of Conduct of the NASD;

     (c) it will, in connection with sales and offers to sell shares, furnish to or otherwise insure that each person to whom any such sale or offer is made receives, a copy of the Fund's then current prospectus, as applicable;

     (d) it will purchase shares only from Schroder Advisors as agent of the Trust and that it will purchase shares only for the purpose of covering purchase orders already received or for its own bona fide investment purposes;

     (e) the performance of all its obligations hereunder will comply with all applicable laws and regulations, including any applicable federal securities laws and any requirements to deliver confirmations to its customers, the provisions of its charter documents and bylaws and all material contractual obligations binding upon the Service Organization;

     (f) it will promptly inform the Trust of any change in applicable laws or regulations (or interpretations thereof) or in its charter or bylaws or material contracts which would prevent or impair full performance of any of its obligations hereunder; and

     (g) it will reconcile daily the purchase and redemption orders placed with trade confirmations received from the transfer agent, it being understood that neither the Fund nor its transfer agent shall be responsible for trade errors resulting from the Service Organization's failure to reconcile within 24 hours of receipt of confirmation.

     SECTION 4. PORTFOLIO LITERATURE

     The Service Organization is not authorized to make any representations concerning shares of a Fund except those contained in the Fund's then current prospectus and statement of additional information ("SAI") and printed information issued by the Trust or by Schroder Advisors as information supplemental to the prospectus. Schroder Advisors will supply the Service Organization upon its request with prospectuses, SAIs, reasonable quantities of supplemental sales literature and additional information. The Service Organization agrees not to use other advertising or sales material relating to a Fund unless approved in writing by Schroder Advisors in advance of such use. Any printed information furnished by Schroder Advisors other than the then current prospectus and SAI, periodic reports and proxy solicitation materials are Schroder Advisor's sole responsibility and are not the responsibility of the Trust and the Trust shall have no liability or responsibility to the Service Organization in these respects unless expressly assumed in connection therewith. The Service Organization shall have no responsibility with regard to the accuracy or completeness of any of the printed information furnished by Schroder Advisors and shall be held harmless by Schroder Advisors from and against any cost or loss arising therefrom.

     SECTION 5. REPORTS

     Upon request, the Service Organization shall prepare and furnish to Schroder Advisors written reports setting forth all amounts expended by the Service Organization and identifying the activities for which the expenditures were made.

     SECTION 6. INDEMNIFICATION

     The Service Organization agrees to indemnify and hold harmless Schroder Advisors and the Trust from any claims, expenses, or liabilities incurred by Schroder Advisors or the Trust as a result of any act or omission of the Service Organization in connection with its services under this Agreement.

     SECTION 7. EFFECTIVENESS, DURATION AND TERMINATION

     (a) This Agreement shall become effective on the date hereof and upon its effectiveness, shall supersede all previous agreements between the parties covering the subject matter hereof.

     (b) This Agreement may be terminated as follows:

          (i) at any time, without the payment of any penalty, by the vote of a majority of the Directors of the Trust;

          (ii) automatically in the event of the termination of the Administration or Distribution agreements between the Trust and Schroder Advisors or the Service Plan;

          (iii) automatically in the event of the assignment of this Agreement as defined in the Act; and

          (iv) by either party to the Agreement without cause by giving the other party at least sixty (60) days' written notice of its intention to terminate.

     SECTION 8. NOTICES

     Any notice under this Agreement shall be in writing and shall be addressed and delivered, or mailed, postage prepaid to the other party's principal place of business, or to such other place as shall have been previously specified by written notice given to the other party.

     SECTION 9. AMENDMENTS

     Subject to approval of material amendments to the form of this Agreement by the Trust's Board of Trustees, this Agreement may be amended by the parties at any time. In addition, this Agreement may be amended by Schroder Advisors from time to time by the following procedure: Schroder Advisors will mail a copy of the amendment to the Service Organization at its principal place of business or such other address as the Service Organization shall in writing provide to Schroder Advisors. If the Service Organization does not object to the amendment within thirty (30) days after its receipt, the amendment will become part of the Agreement. The Service Organization's objection must be in writing and be received by Schroder Advisors within the thirty days.

     SECTION 10. USE OF THE TRUST'S NAME

     The Service Organization shall not use the name of the Trust on any checks, bank drafts, bank statements or forms for other than internal use in a manner not approved by the Trust prior thereto in writing; provided however, that the approval of the Trust shall not be required for the use of the Trust's name which merely refers in accurate and factual terms to the Trust in connection with the Service Organization's role hereunder or which is required by any appropriate regulatory, governmental or judicial authority; and further provided that in no event shall such approval be unreasonably withheld or delayed.

     SECTION 11. MISCELLANEOUS

     (a) This Agreement shall be construed in accordance with the laws of the State of New York.

     (b) If any provision of this Agreement shall be held invalid by a court decision, statute, rule or otherwise, the remainder of the Agreement shall not be affected thereby.

     (c) Schroder Advisors may delegate to any sub-administrator approved by the Board of Trustees of the Trust its obligations under this Agreement.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed all as of the day and year first above written.

                                        [NAME OF SERVICE ORGANIZATION]


                                        By:

                                        Name:

                                        Title:


                                        SCHRODER FUND ADVISORS INC.


                                        By:

                                        Name:

                                        Title:

                              SCHRODER SERIES TRUST
                           AND [SERVICE ORGANIZATION]
                          SHAREHOLDER SERVICE AGREEMENT
                                   APPENDIX A

                         FUNDS COVERED BY THE AGREEMENT

             FUND NAME                           CUSIP      TICKER SYMBOL  TRADING CUTOFF TIME
             ---------                           -----      -------------  -------------------
1. Schroder Small Capitalization Value Fund                     WSCVX        4:00 p.m. EST

2. Schroder Equity Value Fund                                   WEQVX        4:00 p.m. EST

3. Schroder Investment Grade Income Fund                        WSIGX        4:00 p.m. EST

                              SCHRODER SERIES TRUST
                           AND [SERVICE ORGANIZATION]
                          SHAREHOLDER SERVICE AGREEMENT
                                   APPENDIX B

                      PAYMENTS PURSUANT TO THE SERVICE PLAN

     0.25% of the average daily net assets of each Fund represented by shares owned by investors for which the Service Organization maintains a servicing relationship.